Exhibit 21.1

SUBSIDIARIES OF RESPONSYS, INC.

WHOLLY-OWNED

Interact Services, Inc. (CA)

Responsys International Services, Inc. (DE)

Responsys, Limited (UK)

Responsys International Holdings LLC (DE)

Responsys Business Solutions India Private Limited

Responsys Pty Ltd

FIFTY-PERCENT OWNED

Responsys Denmark A/S